Exhibit 5.1

May 4, 2011

Park City Group, Inc.
3160 Pinebrook Road
Park City, UT 84098

Ladies and Gentlemen:

I am General Counsel of Park City Group, Inc., a Nevada corporation (the “Company”). I have acted as counsel to the Company in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), for the registration of two hundred fifty thousand  (250,000) shares of Park City Group, Inc. common stock, $.01 par value (the “Shares”) for issuance in accordance with the terms of the 2011 Stock Incentive Plan and 2011 Employee Stock Purchase Plan, both of which were effective March 1, 2011 (together, the “Plans”).

In connection with the foregoing, I or attorneys under my supervision have examined the Certificate of Incorporation and By-Laws of the Company, as amended, the Plans, resolutions duly adopted by the Board of Directors of the Company relating to the Plans, and such other documents and instruments of the Company that I have deemed necessary or appropriate for the purposes of the opinion expressed herein. In addition, I or attorneys under my supervision have conferred with various officers and directors of the Company and have ascertained or verified to my satisfaction such additional facts as I have deemed necessary or appropriate for the purposes of this opinion. As to certain factual matters relevant to this opinion, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted as originals, the conformity to original documents of all documents submitted as certified, photostatic or facsimile copies, and the authenticity of the originals of such latter documents.

Based upon the foregoing I am of the opinion that, when issued in accordance with the provisions of the Plans, the Shares will be legally issued, fully paid and non-assessable.

My opinion is limited to matters governed by the Federal laws of the United States of America and the General Corporation Law of the State of Nevada. I am not admitted to the practice of law in the State of Nevada. My opinion is as of the date hereof, and I undertake no obligation to advise you of any changes in applicable law or any other matters that may come to my attention after the date hereof that may affect my opinion expressed herein.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to me under the heading “Interests of Named Experts and Counsel” in the Registration Statement. In giving this consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Act, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Edward L. Clissold
Edward L. Clissold
General Counsel